Exhibit 10.5

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, by and between Elk Creek Resources Corporation, a Nebraska corporation, with its principal place of business located at 386 Broadway, P.O. Box 506, Tecumseh, NE 68450, and any successor entity thereto (the “Company”), and Jim Sims (“Executive”), is dated as of the 25th day of September, 2022 (the “Agreement”).

WHEREAS, the Company wishes to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to continue to be employed by the Company on such terms and conditions and for such consideration; and

WHEREAS, concurrently with this Agreement, Executive is receiving a copy of the Restrictive Covenant Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”) which includes a covenant not to compete that could restrict Executive’s options with respect to subsequent employment following the termination of Executive’s employment from the Company (or an affiliate thereof); and

WHEREAS, Executive shall have a period of fifteen (15) days from the date of this Agreement to review and execute the Restrictive Covenant Agreement.

NOW THEREFORE, in consideration of the promises provided for in this Agreement, the Company and Executive agree as follows:

1. Employment Period. Subject to Executive’s execution of the Restrictive Covenant Agreement prior to the Effective Date (as defined below), this Agreement shall become effective upon the closing of the transactions contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated September 25, 2022, by and among GX Acquisition Corp. II, a Delaware corporation (“GX”), NioCorp Developments Ltd., a company organized under the laws of the Province of British Columbia (“NioCorp”), and Big Red Merger Sub Ltd, a Delaware corporation and a direct wholly owned subsidiary of NioCorp (such date, the “Effective Date”). Except as otherwise provided in Section 3 of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, on an at-will basis on the terms and conditions set forth herein for the period commencing on the Effective Date and ending on Executive’s Date of Termination (as defined in Section 3(f)) (the “Employment Period”).

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, Executive shall (A) serve as the Chief Communications Officer of NioCorp with such duties and responsibilities as are customarily commensurate with or incident to such position for an entity similar in size to, and in a business similar to that of, NioCorp, (B) report to the Chief Executive Officer of NioCorp, and (C) perform Executive’s services at the Company’s principal place of business in Centennial, Colorado (subject to reasonable travel requirements commensurate with Executive’s position).

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company. During the Employment Period, it will not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities described in clauses (A), (B) and (C) do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. Executive shall not during the Employment Period serve as a director or executive of another corporation without the prior written approval of the Chief Executive Officer of NioCorp.

(b) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) of $220,000 paid in accordance with the normal payroll practices of the Company as may be in effect from time to time, which Annual Base Salary shall be reviewed for increase at least annually.

(ii) Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans, programs, and policies, as may be in effect from time to time, for senior executives of the Company generally, including, but not limited to, any annual cash bonus plan and/or any annual long-term incentive compensation program as may be established by the Company.

(iii) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement and in accordance with the Company’s business expense reimbursement policy.

3. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically if Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give to Executive written notice in accordance with Section 13(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” means the absence of Executive from Executive’s duties with the Company on a full-time basis for ninety (90) consecutive business days, or ninety (90) business days during any period of one hundred and twenty (120) consecutive business days, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(b) By the Company. The Company may terminate Executive’s employment during the Employment Period for any, or no reason, with or without Cause. For purposes of this Agreement, “Cause” will be deemed to exist upon:

(i) any use or misappropriation by Executive of the funds, assets or property of the Company, its parent, an affiliate or a subsidiary for any personal or other improper purpose;

(ii) any act of moral turpitude, dishonesty, fraud by or felony conviction of Executive whether or not such acts were committed in connection with the business of the Company, an affiliate or a subsidiary;

(iii) any failure by Executive substantially to perform the lawful instructions of the person(s) to whom Executive reports (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to Executive of such failure and fifteen (15) days within which to cure such failure;

(iv) any willful or gross misconduct by Executive in connection with Executive’s duties to the Company which, in the reasonable good faith judgment of the Board of Directors of NioCorp, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its subsidiaries or affiliates;

(v) any failure by Executive to follow a material Company policy;

(vi) any material breach by Executive of this Agreement; or

(vii) any breach by Executive of the Restrictive Covenant Agreement.

(c) By Executive. Executive’s employment may be terminated during the Employment Period by Executive for any reason.

(d) Notice of Termination. Any termination of employment by the Company for Cause shall be communicated by Notice of Termination to Executive given in accordance with Section 13(b) of this Agreement. “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than thirty (30) days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(e) Resignation. Upon any termination of Executive’s employment with the Company for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer of the Company and/or any of the Company’s subsidiaries and other affiliates.

(f) Date of Termination. “Date of Termination” means: (i) if Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns, the date on which Executive notifies the Company of such termination, and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place shall be the “Date of Termination.”

4. Obligations of the Company upon Termination.

(a) By the Company other than for Cause, Death or Disability. If, during the Employment Period, the Company terminates Executive’s employment without Cause (other than due to death or Disability), and Section 4(b) does not apply:

(i) The Company shall pay to Executive, in a lump sum in cash within thirty (30) days after the Date of Termination (or earlier, if required by applicable law), the aggregate of the following amounts: the sum of: (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (B) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(iii) of this Agreement but have not been reimbursed by the Company as of the Date of Termination; and (C) any accrued and unused vacation pay or paid time off to the extent not theretofore paid (the sum of the amounts described in subclauses (A), (B), and (C), the “Accrued Obligations”);

(ii) Subject to Section 4(e) and Section 10(b), the Company shall continue to pay Executive the Annual Base Salary as in effect at the time of such termination for a period of twelve (12) months following such termination in accordance with the Company’s normal payroll practices; and

(iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.

Other than as set forth in this Section 4(a), in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability) and Section 4(b) does not apply, the Company shall have no further obligation to Executive under this Agreement.

(b) Termination in Connection With a Change in Control. If, during the Employment Period, the Company terminates Executive’s employment without Cause (other than due to death or Disability) or Executive terminates employment for Good Reason (as defined below), in each case, within a period of two years after a Change in Control (as defined below) (such termination hereinafter referred to as a “Change in Control Termination”):

(i) The Company shall pay to Executive, in a lump sum in cash within thirty (30) days after the Date of Termination, subject to Section 10(b), the Accrued Obligations;

(ii) Subject to Section 10(b), on the sixty-first (61st) day after the Date of Termination, the Company shall, subject to Section 4(e), pay to Executive a lump sum cash amount equal to two (2) times Executive’s Annual Base Salary as in effect at the time of such termination (without regard to any reduction thereto); and

(iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.

Other than as set forth in this Section 4(b), in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability) (and Section 4(a) does not apply) or by Executive for Good Reason, in each case, within a period of two (2) years after a Change in Control, the Company shall have no further obligation to Executive under this Agreement.

(c) Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, the Company shall provide Executive or, in the event of death, Executive’s estate or beneficiaries, with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. The Accrued Obligations shall be paid to Executive or, in the event of death, Executive’s estate or beneficiaries, in a lump sum in cash within thirty (30) days of the applicable Date of Termination.

(d) Cause; Other than for Good Reason Following a Change in Control. If Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. If Executive voluntarily terminates employment for any reason (other than for Good Reason within two (2) years after a Change in Control as provided in Section 4(b)) during the Employment Period, the Company shall provide to Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

(e) Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Sections 4(a)(ii) or 4(b)(ii) of this Agreement unless (i) prior to the sixtieth (60th) day following the Date of Termination, Executive executes a release of claims against the Company and its affiliates in a form provided by the Company (the “Release”), and (ii) any applicable revocation period has expired during such sixty (60)-day period without Executive revoking such Release.

(f) Definition of Change in Control. For purposes of this Agreement, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any transaction that constitutes a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A(a)(2)(A)(v) of the Code.

(g) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the prior written consent of Executive:

(i)	a material reduction of Executive’s Annual Base Salary;

(ii)	relocation of Executive’s primary workplace, as assigned to Executive by the Company in accordance with Section 2(a)(i)(C) beyond a 50 mile radius from such workplace; or

(iii)	any other material breach by the Company of this Agreement;

provided, however, that Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) Executive has notified the Company in writing describing the occurrence of one or more Good Reason events within ninety (90) days of such occurrence, (B) the Company fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (C) the termination of employment occurs within one hundred and eighty (180) days after the occurrence of the applicable Good Reason event.

5. Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company.

6. Set-off; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive to the extent such set-off or other action does not violate Section 409A of the Code. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement; provided, however, that it is expressly understood that the Company’s payment obligations under Sections 4(a)(ii) and 4(b)(ii) of this Agreement shall cease in the event Executive breaches any of the terms contained in the Restrictive Covenant Agreement.

7. Limitations on Payments Under Certain Circumstances. Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of any event which is deemed by the U.S. Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided that in the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax. All determinations under this Section 7 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 7 shall take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). If the Payments are to be reduced pursuant to this Section 7, the Payments shall be reduced in the following order: (a) Payments which do not constitute “nonqualified deferred compensation” subject to Section 409A of the Code shall be reduced first; and (b) all other Payments shall then be reduced, in each case as follows: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

8. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As set forth in the preamble, as used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. Indemnification. The Company shall indemnify Executive to the maximum extent permitted under applicable law for acts taken within the scope of Executive’s employment and Executive’s service as an officer or director of the Company or any of its subsidiaries or affiliates. To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.

10. Section 409A of the Code.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b) Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Date of Termination shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation, subject to Section 409A.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

11. Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

12. Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.

13. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. Executive agrees that the state and federal courts located in the State of Colorado shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Executive; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, or nationally-recognized overnight courier service, postage prepaid, addressed as follows:

If to Executive:	At the most recent address on file at the Company.

If to the Company:	7000 South Yosemite Street, Suite 115
Centennial, CO 80112

or such other address as either party shall have furnished to the other in writing in accordance herewith (including via electronic mail). Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.

(e) Subject to any limits on applicability contained therein, the Restrictive Covenant Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination or expiration of the Employment Period.

(f) During Executive’s employment with the Company and thereafter, Executive will provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during Executive’s period of employment with the Company and its predecessors, and will provide reasonable assistance to the Company with matters relating to its corporate history from the period of Executive’s employment with it or its predecessors.  Executive will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Date of Termination.

(g) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(h) Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i) With respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of the Restrictive Covenant Agreement, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security.

14. Other Acknowledgements. Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date first above written.

EXECUTIVE

/s/ Jim Sims
Jim Sims

ELK CREEK RESOURCES CORPORATION

By	/s/ Mark Smith
Name:	Mark Smith
Title:	Chief Executive Officer

Exhibit A

Restrictive Covenant Agreement

(See attached.)

A-1